Exhibit 1.2

Please note that this is an unofficial office translation, in which an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so, the Dutch text will by law govern.

Unofficial translation of the articles of association of: Reed Elsevier N.V. as they read after the amendment of these articles of association before Dirk-Jan Jeroen Smit, civil law notary in Amsterdam, the Netherlands, on 21 October 2014.

ARTICLES OF ASSOCIATION

DEFINITIONS

CHAPTER I.

Article 1. Definitions.

1.1	In these Articles of Association the following words have the following meanings:

“Share” means a Share in the capital of the Company; unless the contrary is apparent, this shall include each Ordinary Share and each class R Share;

“Shareholder” means a holder of one or more Shares (including a Euroclear-participant); unless the contrary is apparent, this shall include each holder of Ordinary Shares (including a Euroclear-participant) and each holder of class R Shares;

“General Meeting” or “General Meeting of Shareholders” means a duly convened meeting of Shareholders (or their representatives) and of other persons with meeting rights;

“Subsidiary” means a subsidiary of the Company as referred to in Section 2:24a of the Dutch Civil Code;

“Euroclear Nederland” means Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V., trading under the name Euroclear Nederland, being the central depositary as referred to in the Security Depositary Act (Wet giraal effectenverkeer) or any institution taking its place;

“Euroclear-participant” means a person who is entitled to a certain number of Ordinary Shares pursuant to the Dutch Security Depositary Act (Wet giraal effectenverkeer) through a securities account with an institution associated with Euroclear Nederland;

“Ordinary Shares” means ordinary shares in the capital of the Company.

“Group Company” means a group company of the Company as referred to in Section 2:24b of the Dutch Civil Code;

“Board” means the corporate body of the Company consisting of the executive members of the board in office and the non-executive members of the board in office;

“in writing” means by letter, by telecopier, by e-mail or by message which is transmitted via any other current means of communication and which can be received in the written form;

“Company Secretary” means the person referred to as such in Article 27 (including his deputy, designated in accordance with the provisions of Article 27.4);

1.2	References to “Articles” refer to articles which are part of these Articles of Association, except where expressly indicated otherwise.

CHAPTER II. NAME, OFFICIAL SEAT AND OBJECTS.

Article 2. Name and Official Seat.

2.1	The Company’s name is:

Reed Elsevier N.V.

2.2	The official seat of the Company is in Amsterdam.

Article 3. Objects.

The objects of the Company are to participate in and to administer, manage and finance companies, as well as to render services to enterprises, in particular insofar as these enterprises are carried out by Reed Elsevier Group plc and Elsevier Reed Finance B.V. and by companies with which these companies form a group, as well as the performance of obligations deriving from the Governing Agreement entered into between Reed Elsevier PLC having its registered office in London, and the Company, which first came into effect on the first day of January nineteen hundred and ninety-three and which was amended in April nineteen hundred and ninety-nine, with due observance of all changes which, since the last mentioned date, have been or will be made thereto, and from all agreements relating thereto and to which Reed Elsevier PLC and the Company are parties, or shall, from time to time, be parties.

CHAPTER III. AUTHORIZED CAPITAL, SHARES, SHARE CERTIFICATES AND REGISTER OF SHAREHOLDERS.

Article 4. Authorized Capital and Shares.

4.1	The authorized capital of the Company is one hundred and forty-four million two hundred thousand euro (€ 144,200,000).

4.2	It is divided into one billion eight hundred million (1,800,000,000) ordinary Shares with a nominal value of seven eurocent (€ 0.07) each and twenty-six million (26,000,000) class R Shares with a nominal value of seventy eurocent (€ 0.70) each, provided that at each time one or more class R Shares are, in accordance with the provisions of Article 4.4, converted into ordinary Shares, the number of ordinary Shares of the authorized capital shall be increased by ten times the number of converted class R Shares, decreasing at the same time the number of class R Shares of the authorized capital by such number of class R Shares as are converted. An alteration of the number of each class of Shares in which the authorized capital is divided shall be notified to the Commercial Register within eight days.

4.3	The ordinary Shares and the class R Shares are registered in the name of the holders. No share certificates shall be issued.

4.4	Each class R Share may at the option of the holder thereof be converted into ten ordinary Shares. The holder of a class R Share wishing to convert one or more of his class R Shares into ordinary Shares shall notify the Board in writing of his wish to do so. Such written notice shall state the number of class R Shares involved and the date per which the conversion is to become effective, being a date not earlier than seven business days after the date on which the written notice is received by the Board. At the request of the Shareholder concerned, the Board shall immediately acknowledge receipt of the written notice. The conversion of the class R Shares referred to in the written notice into ordinary Shares shall be effective by operation of law, as of the date specified in the written notice. As from the time of conversion, the ordinary Share into which the class R Shares are converted shall attribute the same rights as the other ordinary Shares.

4.5	The Board may split Shares into sub shares, whereby each Share will be split in one thousand (1,000) sub shares of the class of the relevant Share which has been split. The provisions of these Articles of Association relating to Shares, share certificates and Shareholders shall also apply to sub shares, sub share certificates and holders of sub shares, save in so far as the contrary is expressed of follows from the meaning of the relevant provision.

4.6	If the holder of a sub share of a particular class acquires such number of sub shares of the same class that he holds an aggregate number of one thousand (1,000) sub shares of such class, each number of one thousand (1,000) sub shares held by such Shareholder shall be converted into a Share of the relevant class by operation of law.

Article 5. Register of Shareholders.

5.1	The Board shall keep a register of Shareholders in which the names and addresses of all holders of Shares shall be recorded, indicating the class of Shares as well as the nominal value paid-in on each Share. The names and addresses of usufructuaries and pledgees of Shares shall also be entered in the register, specifying which of the rights attributable to the Shares accrue to them in accordance with Article 14.2. The register shall be accurately kept and maintained on a regular basis. Shares that are part of a collective deposit or a book-entry deposit of Ordinary Shares under the Dutch Security Depositary Act, may be recorded in the shareholders register of the Company in the name of the relevant institution associated with Euroclear Nederland or Euroclear Nederland itself, together with the date as per which they belong to the collective deposit or the book-entry deposit.

5.2	Each holder of Shares, each usufructuary and each pledgee of Shares shall be obliged to notify his address to the Company in writing.

5.3	The Board shall set rules with respect to the signing of registrations and entries in the register of Shareholders.

5.4	On application by a Shareholder, a usufructuary or a pledgee, the Board shall furnish an extract from the register free of charge, in so far as it relates to his right to a registered Share. If a usufruct has been created in the Share or if the Share is pledged, the extract shall state who has the rights referred to in Article 14.2.

5.5	The Board shall make the register available in the Company’s office for the inspection of the Shareholders and the usufructuaries and pledgees of Shares to whom the voting rights accrue. The preceding sentence shall not apply to that part of the register which is kept outside the Netherlands in compliance with applicable legislation or pursuant to the rules of a stock exchange.

CHAPTER IV. ISSUANCE OF SHARES.

Article 6. Resolution to Issue; Conditions of Issuance.

6.1	Shares may be issued pursuant to a resolution of the General Meeting. This competence shall concern all non-issued Shares of the Company’s authorized capital, except insofar the competence to issue Shares accrues to the Board in accordance with Article 6.2.

6.2	Shares may be issued pursuant to a resolution of the Board, if and insofar as that board is designated competent to do so by the General Meeting. Such designation can be made each time for a maximum period of five years and can be extended each time for a maximum period of five years. A resolution to make such designation must stipulate the aggregate nominal value up to which Shares may be issued pursuant to a resolution of the Board; this aggregate nominal value cannot exceed one-third of the sum of (i) the Company’s issued capital at the time the resolution to make the designation is adopted and (ii) the aggregate nominal value of rights, outstanding at such time, granted by the Company to subscribe for Shares. A resolution of the General Meeting to designate the Board as a body of the Company competent to issue Shares cannot be withdrawn, unless provided otherwise in the resolution to make the designation.

6.3	A resolution of the General Meeting to issue Shares or to designate another body of the Company competent to do so can only be adopted at the proposal of the Board.

6.4	Within eight days after a resolution of the General Meeting to issue Shares or to designate another body of the Company competent to issue Shares, the complete text of the resolution concerned shall be deposited at the office of the Commercial Register. Each change to or withdrawal of the designation shall be notified to the Commercial Register.

6.5	Within eight days after the end of a quarter of the financial year, the Company shall notify the Commercial Register of any issuance of Shares during such quarter, specifying the number and class of the Shares issued, which obligation may be satisfied by a notification by the Company to the Authority Financial Markets (Autoriteit Financiële Markten) in accordance with Section 5:34 of the Act on financial supervision (Wet op het financieel toezicht).

6.6	The foregoing provisions of this Article 6 shall apply by analogy to the granting of rights to subscribe for Shares, but shall not apply (with the exception of Article 6.5) to the issuance of Shares to a person exercising a right to subscribe for Shares previously granted.

6.7	The body of the Company resolving to issue Shares shall stipulate the issue price and the other conditions of issuance in the resolution to issue.

6.8	If the aggregate nominal value of the Shares to be issued has been announced and subscriptions are made for a lower aggregate nominal value, issuance for such lower aggregate nominal value shall only be effected if the conditions of issuance expressly allow so.

Article 7. Pre-emptive Rights.

7.1	Upon the issuance of Shares, each holder of ordinary Shares and each holder of class R Shares shall have pre-emptive rights in proportion to the aggregate nominal value of his Shares. Shares issued to holders of ordinary Shares shall be ordinary Shares; Shares issued to holders of class R Shares shall be class R Shares. Insofar as holders of class R Shares do not make use of their pre-emptive rights, no class R Shares shall be issued. A Shareholder shall not have a pre-emptive right in respect of Shares issued against a non-cash contribution. He shall also not have a pre-emptive right in respect of Shares issued to employees of the Company or of a Group Company.

7.2	The issuance of Shares with pre-emptive rights and the period during which such rights can be exercised shall be announced in the Dutch State Gazette (Staatscourant) and in a nationally distributed daily newspaper.

7.3	Pre-emptive rights can be exercised during a period of at least two weeks from the day of announcement in the Dutch State Gazette (Staatscourant).

7.4	Prior to each single issuance, the pre-emptive rights may be restricted or excluded by a resolution of the General Meeting. However, with respect to an issue of Shares pursuant to a resolution of the Board, the pre-emptive rights can be restricted or excluded pursuant to a resolution of the Board if and insofar as that board is designated competent to do so by the General Meeting. The provisions of Articles 6.1, 6.2 and 6.3 shall apply by analogy. Such competence of the Board shall end on the date on which its competence to issue Shares ends, whatever the circumstances.

7.5	A resolution of the General Meeting to restrict or exclude the pre-emptive rights or to designate another body of the Company competent to do so can only be adopted at the proposal of the Board.

7.6	If a proposal is made to the General Meeting to restrict or exclude the pre-emptive rights, the reason for the proposal and the choice of the intended issue price must be set forth in the proposal in writing.

7.7	A resolution of the General Meeting to restrict or to exclude the pre-emptive rights or to designate another body of the Company competent to do so shall require a majority of not less than two-thirds of the votes cast, if less than one-half of the Company’s issued capital is represented at the meeting. Within eight days after adoption of the resolution, the complete text thereof must be deposited at the office of the Commercial Register.

7.8	When rights are granted to subscribe for Shares, the Shareholders shall have pre-emptive rights in respect thereof; the foregoing provisions of this Article 7 shall apply by analogy. Shareholders shall have no pre-emptive rights in respect of Shares issued to a person exercising a right to subscribe for Shares previously granted.
Article 8. Payment on Shares.
8.1	Upon issuance of a Share, the full nominal value thereof must be paid-up, as well as the difference between the two amounts if the Share is subscribed for at a higher price, without prejudice to the provisions of Section 2:80, subsection 2, of the Dutch Civil Code.

8.2	Payment for a Share must be made in cash insofar as no non-cash contribution has been agreed on.

8.3	The Board shall be allowed to enter into legal acts relating to non-cash contributions and the other legal acts referred to in Section 2:94 of the Dutch Civil Code without the prior approval of the General Meeting.

8.4	Payments for Shares and non-cash contributions shall furthermore be subject to the provisions of Sections 2:80, 2:80a, 2:80b and 2:94b of the Dutch Civil Code.
CHAPTER V. OWN SHARES; REDUCTION OF THE ISSUED CAPITAL.
Article 9. Own Shares.
9.1	When issuing Shares, the Company may not subscribe for its own Shares.

9.2	The Company shall be entitled to acquire its own fully paid-up Shares or depositary receipts thereof, provided that either no valuable consideration is given or that:

(a) the Company’s equity after the deduction of the acquisition price, is not less than the sum of the paid-up and called-up part of the issued capital and the reserves which must be maintained by virtue of the law, and

(b) the nominal value of the Shares or depositary receipts thereof, which the Company acquires, holds, holds in pledge or which are held by a Subsidiary, does not exceed half of the Company’s issued capital.

For the purpose of applying the provision under (a), the amount of equity shown in the last adopted balance sheet, reduced by the acquisition price of

Shares or depositary receipts thereof and further reduced by distributions of profits or at the expense of reserves to others, which have become due from the Company and its Subsidiaries after the balance sheet date, shall be decisive. An acquisition in accordance with this Article 9.2 shall not be permitted, if more than six months have elapsed after the end of a financial year without the annual accounts having been adopted.

9.3	Acquisition for valuable consideration shall be permitted only if the General Meeting has authorized the Board to do so. Such authorization shall be valid for a period not exceeding eighteen months. The General Meeting shall stipulate in the authorization the number of Shares or depositary receipts thereof which may be acquired, the manner in which they may be acquired and the limits within which the price must be set. Furthermore, the approval of the Board shall be required for such acquisition.

9.4	The Company may, without authorization by the General Meeting, acquire its own Shares or depositary receipts thereof for the purpose of transferring such Shares or depositary receipts to employees of the Company or of a Group Company under a scheme applicable to such employees, provided such Shares or depositary receipts thereof are quoted on the price list of a stock exchange.

9.5	Articles 9.2 and 9.3 do not apply to Shares or depositary receipts thereof which the Company acquires by universal succession in title.

9.6	In the General Meeting no voting rights may be exercised for any Share held by the Company or by a Subsidiary, nor for any Share for which the Company or a Subsidiary holds the depositary receipts. However, usufructuaries and pledgees of Shares owned by the Company or a Subsidiary are not excluded from exercising the voting rights, if the usufruct or pledge was created before the Share was owned by the Company or a Subsidiary. The Company or a Subsidiary may not exercise voting rights for Shares in respect of which it holds a usufruct or pledge.

9.7	Unless the Board determines otherwise, any Shares held by the Company or by a Subsidiary or any Shares for which the Company or a Subsidiary hold the depositary receipts, shall not be included for the computation of the allocation and distribution of profits.

9.8	The Board shall be authorized to alienate Shares held by the Company or depositary receipts thereof.

9.9	Own Shares and depositary receipts thereof shall furthermore be subject to the provisions of Sections 2:89a, 2:95, 2:98, 2:98a, 2:98b, 2:98c, 2:98d and 2:118 of the Dutch Civil Code.

Article 10. Financial Assistance.

The Company may not give loans, give security, guarantee the price, or in any other way answer to or bind itself either severally or jointly for or on behalf of third parties, with a view to a subscription for or an acquisition of Shares or depositary receipts thereof by others. This prohibition shall not apply if the Shares or depositary receipts thereof are subscribed for or acquired by or for employees of the Company or of a Group Company. The prohibition and exception provided for in this Article 10 shall also apply to Subsidiaries.

Article 11. Reduction of the Issued Capital.

11.1	The General Meeting may, but only at the proposal of the Board, resolve to reduce the Company’s issued capital:

(a) by cancellation of Shares; or

(b) by reducing the nominal value of Shares by amendment of the Articles of Association,

provided that the issued capital or the paid-up part of it will not drop below the amount prescribed by Section 2:67 of the Dutch Civil Code. The Shares in respect of which such resolution is passed must be designated therein and provisions for the implementation of such resolution must be made therein.

11.2	A resolution to cancel may only relate to Shares held by the Company itself or for which it holds the depositary receipts.

11.3	A reduction of the nominal value of Shares without repayment must be effected in proportion to all Shares of the same class. This principle may be deviated from with the consent of all Shareholders concerned.

11.4	A partial repayment on Shares shall be possible only on the implementation of a resolution to reduce the nominal value of such Shares. Such repayment must be effected in proportion to all Shares. This principle may be deviated from with the consent of all Shareholders concerned.

11.5	A resolution of the General Meeting to reduce the Company’s issued capital requires a prior or simultaneous resolution of approval by each group of Shareholders of the same class whose rights are prejudiced.

11.6	For a resolution of the General Meeting to reduce the Company’s issued capital, a majority of at least two-thirds of the votes cast shall be required if less than one-half of the Company’s issued capital is represented at the meeting. This provision shall apply by analogy to a resolution of approval as referred to in Article 11.5.

11.7	The notice convening a General Meeting of Shareholders at which a resolution referred to in this Article 11 will be passed shall state the object of the reduction of capital and the manner of implementation. The persons giving notice of such meeting must simultaneously deposit at the office of the Company and at such other places as may have been determined in the notice, a copy of such proposal, containing the complete text of the proposed reduction of capital for the inspection of each Shareholder until the end of the meeting. Each Shareholder as well as each usufructuary and each pledgee of Shares to whom the voting rights accrue may obtain a copy of this proposal free of charge.

11.8	A reduction of the issued capital of the Company shall furthermore be subject to the provisions of Sections 2:99 and 2:100 of the Dutch Civil Code.

Article 12. Shares Belonging to a Community of Property.

When a Share belongs to a community of property, the Company shall allow only one person, designated by the persons concerned, to exercise the rights attributable to such Share.

CHAPTER VI. TRANSFER OF SHARES; USUFRUCT IN SHARES AND PLEDGING OF SHARES; DEPOSITARY RECEIPTS FOR SHARES.

Article 13. Transfer of Shares.

13.1	The transfer of a Share shall require an instrument intended for such purpose and, save when the Company itself is a party to such legal act, the written acknowledgement by the Company of the transfer. The acknowledgement shall be made in the instrument or by a dated statement of acknowledgement on the instrument or on a copy or extract thereof signed as a true copy by a civil law notary or the transferor. Official service of such instrument or such copy or extract on the Company shall be considered to have the same effect as an acknowledgement. The transfer of the rights of a Euroclear-participant with respect to Ordinary Shares which are included in the securities depositary system of Euroclear Nederland shall be effected in accordance with the provisions of the Dutch Security Depositary Act (Wet giraal effectenverkeer).

13.2	The provisions of Article 13.1 also apply to the transfer of a Share in the event of an execution as well as to the transfer of a Share in consequence of the partition of a community of property.

13.3	Ordinary Shares which are included in the securities depositary system of Euroclear Nederland shall not be delivered to Euroclear-participants, except with the consent of the in due observance of the limitations for such deliverance pursuant to the Dutch Security Depositary Act (Wet giraal effectenverkeer). In the event of delivery the Euroclear-participant will receive registered Ordinary Shares.

Article 14. Usufruct in Shares and Pledging of Shares; Depositary Receipts for Shares.

14.1	The provisions of Article 13.1 shall apply by analogy to the creation or transfer of a usufruct and to the pledging of Shares. Shares may also be pledged without acknowledgement by or official service on the Company. In such case, Section 3:239 of the Dutch Civil Code shall apply by analogy, substituting acknowledgement by or official service on the Company for the notification referred to in subsection 3 of said statutory provision.

The creation of a right of pledge or usufruct on the rights of a Euroclear-participant with respect to Ordinary Shares which are included in the securities depositary system of Euroclear Nederland shall be effected in accordance with the provisions of the Dutch Security Depositary Act (Wet giraal effectenverkeer).

14.2	The Shareholder shall be entitled to exercise the voting rights attributable to Shares in which a usufruct has been created or which have been pledged. However, the voting rights shall accrue to the usufructuary or pledgee if this has been stipulated at the creation of the usufruct or pledge. The Shareholder who has no voting rights and the usufructuary or pledgee who does have the voting rights shall have the rights which the law confers upon holders of depositary receipts issued for Shares with the Company’s co-operation. The rights referred to in the foregoing sentence shall not accrue to the usufructuary or pledgee of Shares who has no voting rights.

14.3	The usufructuary shall have the rights inherent in the Share relating to the acquisition of Shares, it being understood that he shall have to compensate the Shareholder for the value of these rights insofar as the usufructuary is not entitled thereto by virtue of his right of usufruct.

14.4	The Company may cooperate in the issuance of depositary receipts for ordinary Shares, but shall not cooperate in the issuance of depositary receipts for class R Shares. Holders of depositary receipts issued for ordinary Shares with the Company’s cooperation, shall have the rights conferred to them by law, also to the extent such rights are not expressly referred to in these Articles of Association.

CHAPTER VII. THE BOARD. Article 15. Members of the Board.

15.1	The Board shall consist of executive members and non-executive members. The number of members shall be determined by the Board. The number of executive members of the Board must at all times be less than the number of non-executive members of the Board.

15.2	If the number of non-executive members of the Board that are in office is less than the number determined in accordance with Article 15.1, the Board shall remain competent, but the Board shall proceed to supplement the number of non-executive members of the Board as soon as reasonably possible.

15.3	Board members shall be appointed by the General Meeting. For each seat on the Board to be filled, the non-executive members of the Board shall make one or more proposals. A resolution of the General Meeting to appoint a member of the Board other than in accordance with a proposal of the Board shall require a majority of at least two-thirds of the votes cast if less than one-half of the Company’s issued capital is represented at the meeting. At a General Meeting of Shareholders, votes can only be taken on candidates whose names are stated for that purpose in the agenda of the meeting or an explanatory note thereto. At the same time notice of the General Meeting of Shareholders concerned is given, the particulars referred to in the Articles

15.4 and 15.5 shall be made generally accessible through the Company’s website.

15.4	When a proposal or recommendation for appointment of a person as an executive member of the Board is made, the following particulars shall be stated: his age and the position he holds or has held, insofar as these are relevant for the performance of the duties of an executive member of the Board. The proposal or recommendation must state the reasons on which it is based.

15.5	When a proposal or recommendation for appointment of a person as a non-executive member of the Board is made, the following particulars shall be stated: his age, his profession, the number of Shares he holds and the positions he holds or has held, insofar as these are relevant for the performance of the duties of a non-executive member of the Board. Furthermore, the names of the legal entities of which he is already a supervisory board member or a non-executive member of the board shall be indicated; if those include legal entities which belong to the same group, a reference of that group will be sufficient. The proposal or recommendation must state the reasons on which it is based.

15.6	Each member of the Board may be suspended or dismissed at any time by the General Meeting.

15.7	Each executive member of the Board can, at any time, be suspended by the Board. Such suspension may be discontinued by the General Meeting at any time.

15.8	Any suspension may be extended one or more times, but may not last longer than three months in the aggregate. If at the end of that period no decision has been taken on termination of the suspension, or on dismissal, the suspension shall end.

15.9	A member of the Board shall retire not later than on the day on which the first General Meeting of Shareholders is held following the lapse of three years since his appointment. The member of the Board shall retire periodically in accordance with a rotation plan to be drawn up by the Board. A member of the Board retiring pursuant to this Article 15.9 may be re-appointed.

15.10	The Company shall pursue a policy in the field of the remuneration of the executive members of the Board. This policy is determined by the General Meeting; the non-executive members of the Board shall make a proposal with respect thereto. The remuneration policy shall contain at least the subjects described in Sections 2:383c through 2:283e of the Dutch Civil Code, to the extent these subjects concern the executive members of the Board.

The non-executive members of the Board shall establish the remuneration and further conditions of employment for each executive member of the

Board with due observance of the aforementioned policy. With respect to arrangements in the form of Shares and/or rights to subscribe for Shares, the non-executive members of the Board will submit a proposal for approval to the General Meeting. This proposal should at least state the number of Shares or rights to subscribe for Shares that can be assigned to the executive members of the Board as well as the criteria for assignment or amendment.

The executive members of the Board will not participate in the decision-making by the non-executive members of the Board on any of the matters in this paragraph.

15.11	The non-executive members of the Board shall receive an annual remuneration. The maximum amount of the total annual remuneration shall be determined by the General Meeting. The Board shall make a proposal with respect thereto. The Board shall determine the annual remuneration of each non-executive member of the Board individually, with due observance of the applicable maximum amount.

15.12	In addition, members of the Board shall be entitled to indemnification and insurance by or for the account of the Company in accordance with the provisions of Article 28.

Article 16. Duties Executive Members of the Board, Chairperson, Allocation of Duties and Decision-making Process.

16.1	The executive members of the Board shall be entrusted with the management of the Company. In performing their duties the executive members of the Board shall act in accordance with the interests of the Company and the business connected with it.

16.2	The Company Secretary shall as such also act as the secretary of the Board.

16.3	The executive members of the Board may adopt legally valid resolutions with regard to matters that fall within the scope of their duties referred to in Article 16.1. The Board shall establish rules regarding the decision-making process and working methods of the executive members of the Board in addition to the relevant provisions of these Articles of Association. In this context, the Board shall also determine the duties for which each executive member of the Board in particular shall be responsible. Such rules and allocation of duties must be put in writing.

16.4	Resolutions of the executive members of the Board may at all times be adopted in a manner other than at a meeting, in writing or otherwise, provided the proposal concerned is submitted to all executive members of the Board then in office and none of them objects to the relevant manner of adopting resolutions.

Adoption of resolutions in writing shall be effected by written statements from all executive members of the Board then in office.

16.5	A resolution of the executive members of the Board may at all times be evidenced by a written statement to that effect by chairman of the relevant meeting and the Company Secretary.

16.6	An executive member of the Board shall not participate in the discussions and decision-making if he has a direct or indirect personal interest in the matter which is conflicting with the interest as referred to in Article 16.1. In case because of this no resolution can be adopted by the executive members of the Board, the non-executive members of the Board will resolve on the matter.

Article 17. Approval of Resolutions of the (executive members of the) Board.

17.1	The Board shall require the approval of the General Meeting for its resolutions if and to the extent required by law.

17.2	Approval by the General Meeting of resolutions pursuant to Article 17.1 can be granted in the form of a prior, generic approval of one or more specific categories of resolutions for a specified period of time. The scope and duration of such prior, generic approval must be clearly stated in the resolution by which the approval is granted.

17.3	The Board may require resolutions of the executive members of the Board to be subject to its approval and may require that such approval resolutions of the Board can only be adopted with a certain majority of the non-executive members of the Board. The executive members of the Board shall be notified in writing of such resolutions, which shall be clearly specified.

17.4	The absence of approval by the General Meeting or the Board, respectively, of a resolution as referred to in Article 17.1 or Article 17.3 shall not affect the authority of the Board or its executive members to represent the Company.

Article 18. Representation;

The Board shall be authorized to represent the Company. Each executive member of the Board shall also be authorized to represent the Company.

Article 19. Vacancy or Inability to Act Executive Members of the Board.

19.1	If a seat on the Board concerning an executive member is vacant (ontstentenis) or an executive member of the Board member is unable to perform his duties (belet), the remaining executive member or executive members of the Board shall be temporarily entrusted with the management of the Company.

19.2	If all seats on the Board concerning executive members are vacant or all executive members of the Board are unable to perform their duties, the management of the Company shall be temporarily entrusted to the non-executive members of the Board, with the authority to temporarily entrust the management of the Company to one or more non-executive members of the Board and/or one or more other persons.

Article 20. Duties and Powers Non-executive Members of the Board.

20.1	It shall be the duty of the non-executive members of the Board to supervise the management of the executive members of the Board and the general course of affairs in the Company and the business connected with it. The non-executive members of the Board shall assist the executive members of the Board by giving advice. In performing their duties the non-executive members of the Board shall act in accordance with the interests of the Company and the business connected with it.

20.2	The executive members of the Board shall supply the non-executive members of the Board in due time with the information required for the performance of its duties.

20.3	The non-executive members of the Board may request assistance from experts. The costs of such assistance shall be for the account of the Company.

20.4	The non-executive members of the Board may decide that one or more non-executive members and/or experts shall have access to the office and the other buildings and premises of the Company and that such persons shall be authorized to inspect the books and records of the Company.

20.5	The non-executive members of the Board shall establish rules regarding their decision-making process and working methods, in addition to the relevant provisions of these Articles of Association. Such rules and allocation of duties must be put in writing.

20.6	A non-executive member of the Board shall not participate in the discussions and decision-making if he has a direct or indirect personal interest in the matter which is conflicting with the interest as referred to in Article 20.1. In case because of this no resolution can be adopted by the non-executive members of the Board, the general meeting will resolve on the matter.

Article 21. Chairperson of the Board.

The Board shall appoint one of the non-executive members of the Board as chairperson of the Board. Furthermore, the Board may appoint one or more deputy chairpersons from among the other non-executive members of the Board.

Article 22. Meetings of the Non-executive Members of the Board

22.1	The non-executive members of the Board shall meet together with the executive members of the Board unless the non-executive members of the Board wish to meet without the executive members of the Board being present.

22.2	The non-executive members of the Board shall meet whenever its chairperson, two or more other non-executive members of the Board or two or more executive members of the Board deem such to be necessary.

22.3	A non-executive member of the Board member may be represented at a meeting by another non-executive members of the Board member authorized in writing.

22.4	The meetings of the non-executive members of the Board shall be presided over by the chairperson or a deputy chairperson of the Board. In their absence, the chairperson of the meeting shall be appointed by a majority of the votes cast by the non-executive members of the Board members present at the meeting.

22.5	Minutes of the meeting shall be kept by the Company Secretary. In his absence, the chairperson of the meeting shall appoint another secretary of the meeting.

22.6	The minutes shall be adopted by the non-executive members of the Board, in the same meeting or the next. Evidencing their adoption, the minutes shall be signed by the chairperson and the secretary of the meeting in which the minutes are adopted.

Article 23. Decision-making Process.

23.1	When making resolutions, each non-executive member of the Board member may cast one vote.

23.2	All resolutions of the non-executive members of the Board shall be adopted by a majority of the votes cast.

23.3	At a meeting, the non-executive members of the Board may only pass valid resolutions if the majority of the non-executive members of the Board then in office are present or represented.

23.4	Resolutions of the non-executive members of the Board may also be adopted in a manner other than at a meeting, in writing or otherwise, provided the proposal concerned is submitted to all executive members of the Board then in office and none object to the relevant manner of adopting resolutions.

Adoption of resolutions in writing shall be effected by written statements from all non-executive members of the Board then in office.

23.5	A resolution of the non-executive members of the Board may at all times be evidenced by a written statement to that effect by the chairperson of the Board or by the Company Secretary.

CHAPTER IX. THE OPERATIONS OF THE FULL BOARD.

Article 24. Duties and Powers.

24.1	The Board shall have the duties and powers conferred upon it by or pursuant to these Articles of Association as well as the duties and powers conferred upon it by or pursuant to the Governing Agreement referred to in Article 3.

24.2	The Board may establish rules regarding the decision-making process and working methods of the full Board, in addition to the relevant provisions of these Articles of Association.

Article 25. Meetings.

25.1	The Board shall meet whenever its chairperson or two or more other members of the Board deem such to be necessary.

25.2	In a meeting of the Board a non-executive member of the Board may be represented by another non-executive member of the Board authorized in writing and an executive member of the Board may be represented by another executive member of the Board authorized in writing.

25.3	The meetings of the Board shall be presided over by the chairperson or a deputy chairperson of the Board. In their absence, the chairperson of the meeting shall be appointed by a majority of the votes cast by the non-executive members of the Board present at the meeting.

25.4	Minutes of the meeting shall be kept by the Company Secretary. In his absence, the chairperson of the meeting shall appoint another secretary of the meeting.

25.5	The minutes shall be adopted by the Board, in the same meeting or the next. Evidencing their adoption, the minutes shall be signed by the chairperson and the secretary of the meeting in which the minutes are adopted.

Article 26. Decision-making Process.

26.1	When making Board resolutions, each Board member may cast one vote. However, if the number of executive members of the Board in office temporarily exceeds the number of non-executive members of the Board in office, each executive member of the Board shall have a number of votes equal to the number of non-executive members of the Board, and vice versa.

26.2	All resolutions of the Board shall be adopted by a majority of the votes cast, without prejudice to the provisions of Article 27.1. If there is a tie, the issue shall be decided by the chairperson of the Board.

26.3	At a meeting, the Board may only pass valid resolutions if the majority of the non-executive members of the Board then in office are present or represented.

26.4	Board resolutions may also be adopted in a manner other than at a meeting, in writing or otherwise, provided the proposal concerned is submitted to all Board members then in office and none of them objects to the relevant manner of adopting resolutions.

Adoption of resolutions in writing shall be effected by written statements from all Board members then in office.

26.5	A resolution of the Board may at all times be evidenced by a written statement to that effect by the chairperson of the Board or by the Company Secretary.

Article 27. The Company Secretary.

27.1	The Company shall have a secretary, to be referred to as the Company Secretary. The Company Secretary shall not be a member of the Board. The Company Secretary shall be appointed by resolution of the Board. A resolution to appoint a person as Company Secretary can only be adopted if both the majority of the non-executive members of the Board then in office and the majority of the executive members of the Board then in office express their support for such resolution.

27.2	The Company Secretary may be dismissed at any time by resolution of the Board. The Company Secretary may also be dismissed by resolution of the non-executive members of the Board or by resolution of the executive members of the Board.

27.3	The Company Secretary shall have the duties and powers expressly conferred upon him by these Articles of Association. In addition, the duties and powers of the Company Secretary shall be determined by the Board.

27.4	If the Company Secretary is absent, his duties and powers shall be assumed by his deputy, to be designated by the Board.

Article 28. Indemnity and Insurance.

28.1	To the extent permissible by law, the Company shall indemnify and hold harmless each sitting and former member of the Board (each of them, for the purpose of this Article 28 only, an “Indemnified Person”), against the financial consequences of any and all liabilities, claims, judgements, fines, expenses and penalties incurred by the Indemnified Person as a result of any threatened, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative (each, a “Legal Action”), brought by any party other than the Company itself or its Group Companies, in relation to acts or omissions of the Indemnified Person performed or committed in that person’s capacity of member of the Board or a capacity relating thereto (“Claims”). The Board may submit such indemnification and obligation to hold harmless to reasonable conditions as to the acts and omissions of the Indemnified Person for the purpose of limiting damages and with respect to the provision of information. Claims will include derivative actions brought on behalf of the Company or its Group Companies against the Indemnified Person and claims by the Company (or any of its Group Companies) itself for reimbursement for claims by third parties on the ground that the Indemnified Person was jointly liable toward that third party in addition to the Company.

28.2	The Indemnified Person will not be indemnified with respect to Claims in so far as they relate to the gaining in fact of personal profits, advantages or remuneration to which he was not legally entitled, or if the Indemnified Person shall have been adjudged to be liable for wilful misconduct (opzet) or intentional recklessness (bewuste roekeloosheid).

28.3	Any expenses (including reasonable attorneys’ fees and litigation costs) (collectively, “Expenses”) incurred by the Indemnified Person in connection with any Legal Action shall be settled or reimbursed by the Company, but only upon receipt of a written undertaking by that Indemnified Person that he shall repay such Expenses if a competent Court in an irrevocable judgement should determine that he is not entitled to be indemnified. Expenses shall be deemed to include any tax liability which the Indemnified Person may be subject to as a result of his indemnification.

28.4	Also in case of a Legal Action against the Indemnified Person by the Company itself or its Group Companies, the Company will settle or reimburse to the Indemnified Person his reasonable attorneys’ fees and litigation costs, but only upon receipt of a written undertaking by that Indemnified Person that he shall repay such fees and costs if a competent Court in an irrevocable judgement should resolve the Legal Action in favour of the Company or the relevant Group Company rather than the Indemnified Person.

28.5	The indemnity contemplated by this Article 28 shall not apply to the extent Claims and Expenses are reimbursed by insurers.

28.6	The Company will provide for and bear the cost of adequate insurance covering Claims against Board members (D&O insurance), unless such insurance cannot be obtained at reasonable terms.

28.7	This Article 28 can be amended without the consent of the Indemnified Persons as such. However, the indemnification and obligation to hold harmless provided herein shall nevertheless continue to apply to Claims and/or Expenses incurred in relation to the acts or omissions by the Indemnified Person during the periods in which this clause was in effect.

CHAPTER X. FINANCIAL YEAR AND ANNUAL ACCOUNTS; PROFITS AND DISTRIBUTIONS.

Article 29. Financial Year and Annual Accounts.

29.1	The Company’s financial year shall be the calendar year.

29.2	Annually, not later than four months after the end of the financial year, the Board shall prepare annual accounts, and shall deposit the same for inspection by the Shareholders at the Company’s office. It is not possible to extend this period. Within the same period, the Board shall also deposit the annual report for inspection by the Shareholders.

29.3	The annual accounts shall consist of a balance sheet, a profit and loss account and explanatory notes.

29.4	The annual accounts shall be signed by the Board members. If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given.

29.5	Annually, the non-executive members of the Board shall prepare a report, which shall be enclosed with the annual accounts and the annual report.

29.6	Annually, the Company shall appoint a registered accountant or an organization in which registered accountants work together (hereafter in this Article 29: an “Accountant”) to examine the annual accounts. The General Meeting shall be authorized to make such appointment. If the General Meeting fails to make such appointment, the Board shall be competent to make the appointment. The appointment of an Accountant shall not be restricted by any nomination; the appointment can at any time be withdrawn by the General Meeting or by those who have made the appointment.

29.7	The Accountant shall report on his examination to the Board.

29.8	The Accountant shall issue a statement on the outcome of his examination.

29.9	The Company shall ensure that the annual accounts, the annual report, the report of the non-executive members of the Board and the information to be added by virtue of the law are made generally accessible through the website of the Company.

29.10	The annual accounts, the annual report and the information to be added by virtue of the law shall furthermore be subject to the provisions of Book 2, Title 9, of the Dutch Civil Code.

Article 30. Adoption of the Annual Accounts and Release from Liability.

30.1	The General Meeting shall adopt the annual accounts. The annual accounts cannot be adopted if the General Meeting has been unable to take cognizance of the accountant’s statement referred to in Article 29.8.

30.2	At the General Meeting of Shareholders at which it is resolved to adopt the annual accounts, separate proposals can be brought up for discussion concerning release of the Board members from liability for the performance of their respective duties, insofar as the exercise of their duties is reflected in the annual accounts or otherwise disclosed to the General Meeting prior to the adoption of the annual accounts. The scope of a granted release from liability is subject to statutory restrictions.

Article 31. Publication of the Annual Accounts; Half Yearly and Quarterly Figures.

31.1	The Company shall publish the annual accounts. Publication must take place within eight days after the adoption, subject to the provisions of Section 2:394, subsections 2 and 3, of the Dutch Civil Code. Publication shall take place by deposit of a copy entirely in the English language at the office of the Commercial Register, with a note thereon of the date of adoption, subject to the provision of Section 2:394, subsection 8, of the Dutch Civil Code.

31.2	A copy of the annual report in the English language and of the other documents referred to in Section 2:392 of the Dutch Civil Code, shall be published simultaneously with the annual accounts and in the same manner.

With the exception of the information referred to in said Section 2:392, subsection 1 under a, c, f and g, the foregoing shall not apply if the documents are made available for public inspection at the Company’s office, and if a full or partial copy thereof is supplied at not more than the cost price; if the second sentence of this paragraph is applicable, the Company shall state this for entry in the Commercial Register.

31.3	The Company shall publish its half yearly and quarterly figures as soon as they are available to the extent required by law and, for as long as Shares or depositary receipts thereof are quoted on NYSE Euronext Amsterdam or another stock exchange, to the extent the Rule Book of NYSE Euronext

Amsterdam or applicable regulations of such other stock exchange or exchanges respectively, shall require.

Article 32. Profits, Distributions and Losses.

32.1	The Company’s policy on reserves and dividends shall be determined and can be amended by the Board, without prejudice to Article 9.7. The adoption and thereafter each material change of the policy on reserves and dividends shall be discussed at the General Meeting of Shareholders under a separate agenda item.

The Board shall each year determine which part of the profits shown in the adopted profit and loss account shall be reserved.

The allocation of profits remaining after allocation to reserves shall be determined by the General Meeting. The Board shall make a proposal for that purpose. A proposal to pay a dividend shall be dealt with as a separate agenda item at the General Meeting of Shareholders.

32.2	Distribution of dividends on the Ordinary Shares and the class R Shares shall be made in proportion to the nominal value of each Share. In contravention of the provision of the preceding sentence, the Board may resolve that the dividend to be paid on each class R Share shall be lower than the dividend to be paid on each Ordinary Share, resolving at the same time what amount of dividend shall be paid on each Ordinary Share and each class R Share, respectively, subject to the proviso that the dividend to be paid out of the annual profits on each class R Share shall, in that case, not be less than one per cent (1%) of the nominal value of each class R Share.

32.3	Distributions may be made only insofar as the Company’s equity exceeds the amount of the paid in and called up part of the issued capital, increased by the reserves which must be kept by virtue of the law.

32.4	If a loss has been suffered during any one year, the Board may resolve to offset such loss by writing it off against a reserve which the Company is not required to keep by virtue of the law.

32.5	Dividends shall be paid after adoption of the annual accounts showing that payment of dividends is permitted.

32.6	The Board may, applying the provisions of Article 32.2, resolve to make an interim distribution, provided the requirement of Article 32.3 has been complied with, as shown by interim accounts. Such interim accounts shall show the financial position of the Company not earlier than on the first day of the third month before the month in which the resolution to make the interim distribution is announced. They shall be prepared in accordance with generally accepted accounting principles. The interim accounts shall include the amounts which must be reserved by virtue of the law. They shall be signed by the members of the Board. If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given. The interim accounts shall be deposited in the office of the Commercial

Register within eight days after the day on which the resolution to make the interim distribution has been announced.

32.7	At the proposal of the Board, the General Meeting may resolve to make a distribution on Shares wholly or partly not in cash but in Shares.

32.8	The Board may, applying the provisions of Article 32.2 by analogy, resolve that distributions to holders of Shares shall be made out of one or more reserves, provided that the amount to be paid on each class R Share shall, in that case, not be less than one per cent (1%) of the nominal value of each class R Share. The provision of Article 32.7 shall apply by analogy.

32.9	The date on which dividends and other distributions become payable shall be announced in accordance with Article 42.

32.10	For all dividends and other distributions in respect of a Share that is part of a collective deposit or a book-entry deposit under the Dutch Security Depositary Act (Wet giraal effectenverkeer), the Company shall be discharged from all obligations towards the Euroclear-participant by placing those dividends or other distributions at the disposal of, or at the instruction of, the relevant institution associated with Euroclear Nederland.

32.11	A claim of a Shareholder for payment of a distribution shall be barred after five years have elapsed.

CHAPTER XI. THE GENERAL MEETING.

Article 33. Annual General Meeting of Shareholders.

33.1	Each year, though not later than in the month of June, a General Meeting of Shareholders shall be held.

33.2	The agenda of such meeting shall contain, inter alia, the following subjects for discussion:

(a) discussion of the annual report;

(b) discussion and adoption of the annual accounts;

(c) dividend proposal (if applicable);

(d) other subjects presented for discussion by the Board and announced with due observance of the provisions of these Articles of Association, as for instance (i) release of the members of the Board from liability; (ii) discussion of the policy on reserves and dividends; (iii) designation of a body of the Company competent to issue Shares; (iv) appointment of the external auditor; and/or (v) authorisation of the Board to make the Company acquire own Shares or depositary receipts thereof.

33.3	Shareholders who, alone or jointly, represent at least one percent (1%) of the issued capital or whose shares solely or jointly are worth at least fifty million euro (EUR 50,000,000), shall have the right to request the Board that items be placed on the agenda of the General Meeting of Shareholders. These requests shall be honoured by the Board if such motivated request or proposal for a resolution is received by the Company in writing at least sixty (60) days before the date of the General Meeting of Shareholders.

Article 34. Other General Meetings of Shareholders.

Other General Meetings of Shareholders shall be held whenever the Board deems such to be necessary, without prejudice to the provisions of Sections 2:108a, 2:110, 2:111 and 2:112 of the Dutch Civil Code.

Article 35. Notice and Agenda of General Meetings of Shareholders.

35.1	Notice of General Meetings of Shareholders shall be given by the Board.

35.2	Notice of the meeting shall be timely given with due observance of applicable statutory provisions.

35.3	The notice shall specify the subjects to be discussed or shall state that the Shareholders may have access to more information at the Company’s office, without prejudice to the provisions of Article 11.7 and Article 43.6. The agenda shall be made available to Shareholders free of charge at the Company’s office and at such other places as may have been determined in the notice. The term “Shareholders” in this Article 35.3 shall include usufructuaries and pledgees of Shares to whom the voting rights accrue.

35.4	The notice shall state the requirements for admittance to the meeting as described in Articles 39.2, 39.3 and 39.4.

35.5	The notice shall be given in the manner stated in Article 42.

Article 36. Venue of Meetings.

General Meetings of Shareholders shall be held in Amsterdam, Rotterdam or Haarlemmermeer.

Article 37. Chairperson of the Meeting.

37.1	The General Meetings of Shareholders shall be presided over by the chairperson of the Board or, if he is absent, by one of the deputy chairpersons of the Board, or, if the latter are also absent, by another non-executive member of the Board, appointed for that purpose by the non-executive members of the Board present at the meeting. However, the Board may also appoint another chairperson to preside over the meeting.

37.2	If the chairmanship of the meeting is not provided for in accordance with Article 37.1, the meeting shall itself elect a chairperson, with the proviso that so long as such election has not taken place, the chairmanship shall be held by a member of the Board designated for that purpose by the members of the Board present at the meeting.

Article 38. Minutes.

38.1	Minutes shall be kept of the proceedings at the General Meeting of Shareholders by a secretary to be appointed by the chairperson, which minutes shall be adopted by the chairperson and the secretary and as evidence thereof shall be signed by them.

38.2	However, the chairperson may determine that notarial minutes shall be prepared of the proceedings of the meeting. In that case the co-signature of the chairperson shall be sufficient.

Article 39. Rights at Meetings and Admittance.

39.1	Each Shareholder entitled to vote and each usufructuary or pledgee of Shares to whom the voting rights accrue shall be entitled to attend the General Meetings of Shareholders, to address such meetings and to exercise his voting rights provided that the requirements of this Article 39 have been met.

39.2	The right to take part in the meeting in accordance with Article 39.1 may be exercised by a proxy authorized in writing, provided that the power of attorney has been received by the Board not later than on the date mentioned in the notice of the meeting. The Company offers those entitled to attend meetings the opportunity to notify the Company by electronic means of communication of such a power of attorney.

39.3	The Board must be notified in writing of the intention to attend the meeting. Such notice must be received by the Board not later than on the date mentioned in the notice of the meeting. Where it concerns Shares that are part of a collection deposit (verzameldepot) or giro deposit (girodepot) referred to in the Dutch Security Depositary Act (Wet giraal effectenverkeer), the notice must, contrary to what is set out in the second sentence of this Article 39.3, be sent to one or more institutions associated with Euroclear Nederland indicated in the notice, together with a confirmation from an institution associated with Euroclear Nederland regarding the ownership of the Shares of the relevant shareholder on the registration date referred to in Article 39.4.

39.4	Those who have the voting rights and meeting rights on the date to be stated in the notice (the registration date) and have been recorded as such in one or more registers designated for that purpose by the Board, shall be considered to have those rights, irrespective of who has these rights at the time of the General Meeting of Shareholders.

39.5	The date mentioned in the notice of the meeting, referred to in Article 39.3 and Article 39.4, respectively, shall be determined with due observance of applicable statutory provisions.

39.6	If the voting rights attributable to a Share accrue to the usufructuary or pledgee, instead of to the Shareholder, the Shareholder itself shall also be authorized to attend the General Meetings of Shareholders and to address such meetings, provided that the Board has been notified of the intention to attend the meeting in accordance with Article 39.3.

39.7	The foregoing provisions of this Article 39 with respect to the exercise of rights at meetings by holders of Shares and their proxies, shall, to the extent possible, apply by analogy to holders of depositary receipts, issued for ordinary Shares with the Company’s cooperation, and their proxies.

39.8	Each ordinary Share confers the right to cast one vote; each class R Share confers the right to cast ten votes. Holders of depositary receipts issued for ordinary Shares with the Company’s cooperation, or their proxies, have no voting rights.

39.9	Each person entitled to vote or his proxy must sign the attendance list. The chairperson of the meeting may decide that the attendance list must also be signed by other persons present at the meeting.

39.10	The members of the Board shall, as such, have the right to give advice in the General Meetings of Shareholders.

39.11	The chairperson of the meeting shall decide whether persons other than those mentioned above in this Article 39 shall be admitted.

Article 40. Adoption of Resolutions.

40.1	Valid resolutions of the General Meeting can only be adopted at a General Meeting of Shareholders for which notice is given and which is held in accordance with the relevant provisions of the law and of these Articles of Association.

40.2	Unless the law or these Articles of Association provide for a greater majority, all resolutions of the General Meeting shall be adopted by an absolute majority of the votes cast.

40.3	If a majority of the votes cast is not obtained in an election of persons, a second free vote shall be taken. If a majority is not obtained again, further votes shall be taken until either one person obtains a majority of the votes cast or the election is between two persons only, both of whom receive an equal number of votes. In the event of such further elections (not including the second free vote), each election shall be between the candidates in the preceding election, with the exclusion of the person who received the smallest number of votes in such preceding election. If in the preceding election more than one person have received the smallest number of votes, it shall be decided which candidate should not participate in the new election by randomly choosing a name. If votes are equal in an election between two persons, it shall be decided who is elected by randomly choosing a name.

40.4	If the votes are equal with regard to resolutions not concerning an election of persons, the proposal shall be deemed to have been rejected.

40.5	All voting shall take place orally. The chairperson is, however, entitled to decide that votes be cast in writing. If it concerns the holding of a vote on persons, anyone present at the meeting with voting rights may demand a vote by secret ballot. Votes by secret ballot shall be cast by means of secret, unsigned ballot papers. Blank and invalid votes shall not be counted as votes. Resolutions may be adopted by acclamation if none of the persons with voting rights present at the meeting objects.

40.6	When determining how many votes are cast, how many Shareholders are present or represented or which part of the Company’s issued capital is represented, no account shall be taken of Shares for which no vote can be cast.

40.7	The chairperson’s decision at the meeting on the result of a vote shall be final and conclusive. The same shall apply to the contents of an adopted resolution if a vote is taken on an unwritten proposal. However, if the correctness of such decision is challenged immediately after it is pronounced, a new vote shall be taken if either the majority of the persons with voting rights present at the meeting or, where the original vote was not taken by roll call or in writing, any person with voting rights present at the meeting, so demands. The legal consequences of the original vote shall be made null and void by the new vote.

Article 41. Meetings of Holders of Shares of a Specific Class.

41.1	Meetings of holders of ordinary Shares shall be convened by the Board. Articles 34 through 40 shall apply to such meetings by analogy.

41.2	Meetings of holders of class R Shares shall be convened by the Board or by a holder of one or more class R Shares. Articles 41.3 through 41.10 shall apply to such meetings.

41.3	Notice of a meeting of holders of class R Shares shall be given not later than on the fifth day prior to the day of the meeting. In urgent cases, such to be determined by the persons convening the meeting, this term can be reduced to the second day prior to the day of the meeting.

41.4	The notice shall be given in writing and shall be mailed to the addresses of the holders of class R Shares as well as of the usufructuaries and pledgees of class R Shares to whom the voting rights accrue as recorded in the register. The notice shall specify the venue of the meeting and the subjects to be discussed.

41.5	Each class R Share confers the right to cast one vote.

41.6	Each holder of one or more class R Shares, as well as each usufructuary and each pledgee of class R Shares to whom the voting rights accrue may, either in person or by proxy authorized in writing, attend the meetings of holders of class R Shares and address the meeting.

41.7	The meeting may be attended by the holders of class R Shares, or their proxies, as well as by the usufructuaries and pledgees of class R Shares to whom the voting rights accrue, or their proxies, the members of the Board. The chairperson shall decide whether persons other than the aforementioned shall be admitted.

41.8	As long as all issued class R Shares are represented at a meeting, valid resolutions can be adopted on all subjects coming up for discussion, provided they are adopted unanimously, even if the requirements for the convening and holding of meetings have not been observed.

41.9	The resolutions of the meeting of the holders of class R Shares may, unless there are usufructuaries and pledgees of class R Shares to whom the voting rights accrue, also be adopted in writing instead of at a meeting provided they are adopted by the unanimous vote of all holders of class R Shares entitled to vote.

41.10	Articles 37, 38, 39.9, 39.10 and 40 shall apply by analogy to the meetings of holders of class R Shares.

Article 42. Notices and Announcements.

All notices of General Meetings of Shareholders and all announcements to Shareholders and to usufructuaries and pledgees of Shares to whom the voting rights accrue, shall be made in accordance with the relevant provisions of the law.

Article 43. Amendment of Articles of Association and Dissolution.

43.1	A resolution to alter Articles 4.4, 15, 17, 28, 30, 32, 43 or to dissolve the Company can be adopted only at the proposal of the Board.

43.2	A resolution to amend these Articles of Association shall require an absolute majority of the votes cast, provided such resolution is passed at the proposal of the Board.

43.3	For the adoption of a resolution to amend these Articles of Association, a majority of two-thirds of the votes cast is required if the resolution is not passed at the proposal of the Board.

43.4	For the adoption of a resolution as referred to in Article 43.3 it shall also be required that at least one-half of the Company’s issued capital be represented at the meeting at which the proposal concerned is dealt with. If it turns out that the requirement mentioned in the previous full sentence has not been satisfied, no second meeting shall be convened in which that requirement is not applicable.

43.5	A resolution to dissolve the Company requires an absolute majority of the votes cast.

43.6	When a proposal is to be made to the General Meeting of Shareholders to alter the Articles of Association or to dissolve the Company, it must always be stated in the notice of the meeting. When it concerns an amendment of the Articles of Association, a copy of the proposal in which the proposed alteration is quoted in full, must at the same time be filed for inspection in the Company’s office and in such other places as may have been determined in the notice, until the end of that meeting, and be made available, free of charge, to the Shareholders and to the usufructuaries and pledgees of Shares to whom the voting rights accrue.

Article 44. Liquidation.

44.1	If the Company is dissolved by a resolution of the General Meeting, the executive members of the Board shall be charged with the liquidation of the Company and the non-executive members of the Board with the supervision thereof, subject to the relevant provisions of Book 2 of the Dutch Civil Code.

44.2	During the liquidation the provisions of these Articles of Association shall remain in force to the extent possible.

44.3	Assets which remain after payment of the debts shall be transferred to the holders of ordinary Shares and the holders of class R Shares in proportion to the nominal value of their shareholdings.